Exhibit 99.1

Privacy First Agentic AI & Social Media Nasdaq: MYSE

Cautionary Statements Nasdaq: MYSE 2 This presentation has been prepared by Myseum.AI, Inc. (the “Company”) solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not propose to contain all the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in the presentation and any other information provided by or on behalf of the Company. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information and has not independently verified such information. This presentation contains forward - looking statements within the meaning of the federal securities laws. These forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward - looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product, candidates, research, commercialization objectives, prospects, strategies and the industry in which we operate. We derive many of our forward - looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward - looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward - looking events and circumstances discussed in this presentation may not occur and actual results could differ materially from those anticipated or implied in the forward - looking statements.

About Myseum.AI, Inc. Nasdaq: MYSE 3 Nasdaq: MYSE 5,081,274 Common Shares Outstanding Transformative Privacy First AI & Social Media Technology 20 Granted Patents Next - Gen On Demand Instant Private Social Networking Privacy - First Proprietary localized Agentic AI platform

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Nasdaq: MYSE Picture Party by Myseum.AI, Makes it quicker and easier to share your photos, videos and messages both now, and forever. A Private & Secure social network that instantly shares with everyone that you have invited. Create as many Picture Parties as you like. Connect anyone anywhere to your Picture Party, by text, QR code or in - app invite. Takes less than a minute to Create a private social network that can last a few minutes or forever. Everything you and your invitees post is instantly shared with everyone. You can add titles, comments and reactions to the Party Feed. No matter when you join the party, you can see everything from the beginning Instantly creates an album that saves & organizes all the photos and video from the Picture Party. You completely control your privacy and how the participants can use the media. 6

Proprietary Privacy First Agentic AI Enhances & Protects Social Privacy While Enhancing User Experience 7 7

Privacy First AI Protecting your Data while enhancing social experience

- Localized AI Processing
- Automatic photo and video tagging
- Facial recognition and clustering
- Smart album and memory creation
- Relationship and event detection
- Personalized media search
- AI-generated captions and highlights
- Context-aware recommendations
- Family and social graph organization
- Agentic media assistants that autonomously organize and curate user content unlike traditional cloud AI systems that centralize sensitive user data. Myseum.ai uses localized inference and federated learning architectures to minimize data exposure while still enabling continuously improving AI experiences

Nasdaq: MYSE

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Revenue Model In - App Purchases for extra features such as: Adding Moderators, Preventing Screenshots, Self Destructing, Increase Storage, Customization, No - Ads etc.… Annual Subscriptions for Enterprise Uses such as Conventions, Tradeshows, Charity Events, Concerts, Radio Shows & Podcasts, Large Business Organizations etc. Advertising Revenue such as news feed sponsorship and in - line newsfeed ads tastefully placed. Use Cases Family Gatherings, Holiday Parties, Youth Sports, Bars, Restaurants, Vacations, School Events, Sporting Events, Concerts, Festivals, Gatherings, Business Meetings, Friends and Family, Recitals, Birthdays, Hobbyists, Privately Sharing Intellectual Property, Parks, Clubs, Groups, Barbeques, Book Clubs, Places of Worship, Dinner Parties, Selfies, Photographers, Weddings, Ceremonies….Just to Name a Few and anywhere you are taking and sharing Pictures, Videos or Messages 9

Competitive Advantages: • Early & First Mover Advantages solving a very important problem • Transformative Technology with 20 Granted Patents • Viral Technology positioned to grow exponentially • Traditional AI Accelerating Development • Experience Management & Development Team • Highly Profitable Revenue Model • Transformative Technology • Huge Market Opportunity 10

Thank You Darin Myman, CEO 11